INDEPENDENT AUDITORS' CONSENT

We consent to the  incorporation by reference in this  Post-Effective  Amendment
No. 28 to Registration  Statement No. 33-39242 on Form N-1A of American  Century
World Mutual Funds, Inc. of our reports dated January 11, 2002, appearing in the respective Annual Reports of International  Growth Fund,  Emerging Markets Fund,
Global Growth Fund, International Opportunities Fund and International Discovery
Fund, five of the funds comprising American Century World Mutual Funds, Inc. for the year ended  November 30, 2001, in the  Statement of Additional  Information,
which is part of this Registration  Statement.  We also consent to the reference to us under the caption "Financial  Highlights" in the Prospectuses,  which are also part of such Registration Statement.

Deloitte & Touche LLP
/s/Deloitte & Touche LLP

Kansas City, Missouri
December 12, 2002